EPSOM ASSET MANAGEMENT LTD.

CalciTech Ltd.
CP 261, 10 route de l'aeroport
1215 Geneva 15
Switzerland

31st March 2010

Dears Sirs,

Re: Credit Facility Agreement

Further to your request, we can confirm that the balance due from CalciTech Ltd., under the above mentioned credit facility agreement, as at 31st December 2009 amounted to USD2,296,690.22, including all interest charges up to that date. The repayment date of this facility has been extended until 31st August 2011.

We further confirm that Epsom has agreed to convert USD1,500,000 of its outstanding balance into the new series of 4% convertible debenture notes, with a maturity date of 31st December 2011, created by CalciTech. Following this the balance available on the credit facility will amount to USD2,203,309.78.

If you require and further information, please do not hesitate to contact us.

Yours faithfully,
for and on behalf of Epsom Asset Management Ltd.

"David Craven" "Steven Drayton"

David Craven
Director

Steven Drayton
Director

Registered Office: Main Street, Charlestown, Nevis, West Indies

Administrative office: P.O. Box 254, 1215 Geneva 15, Switzerland
Tel. (+41) 22 7990800 Fax (+41) 22 7990801